Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
Gyre Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	1,081,332 (1)	$11.16(2)	$12,067,665.12(2)	$147.60 per $1,000,000	$1,781.19
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$12,067,665.12(2)	—	$1,781.19
	Total Fees Previously Paid							—
	Total Fee Offsets							$1,027.06(3)
	Net Fee Due							$754.13(3)
Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
	Rule 457(p)
Fees Offset Claims	Gyre Therapeutics, Inc.	S-3	333-275466	November 13, 2023		$1,027.06(3)	Equity	Common Stock, par value $0.001 per share	1,081,333(3)	$6,958,377.86
Fees Offset Sources	Gyre Therapeutics, Inc.	S-3	333-275466		November 13, 2023						$1,027.06
(1)
The shares of common stock will be offered for resale by GNI USA, Inc. (the “Selling Stockholder”) pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 1,081,332 shares of the registrant’s common stock, consisting of (i) 540,666 shares of the registrant’s common stock issued upon the conversion of the registrant’s Series X Convertible Preferred Stock, par value $0.001 per share (“Convertible Preferred Stock”) effective January 23, 2024, held by the Selling Stockholder and (ii) 540,666 shares of the registrant’s common stock issuable upon the conversion of Convertible Preferred Stock pursuant to the exercise of warrants issued to the Selling Stockholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)
This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the registrant’s common stock on May 28, 2024, as reported on The Nasdaq Capital Market.

(3)
The Registrant previously paid $1,027.06 in registration fees with respect to the registration statement on Form S-3 filed on November 13, 2023 (No. 333-275466) (the “Withdrawn Registration Statement”). The Registrant filed a Form RW to withdraw the Withdrawn Registration Statement on November 29, 2023.